Exhibit 21.01

Subsidiaries of Move, Inc.

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization
HomeBuilder.com	None	Corporation	Delaware
(Delaware), Inc.

Homestore Europe Corporation	None	British Virgin	British Virgin Islands
Islands Co.

Homestore International	None	British Virgin	British Virgin Islands
Limited (BVI)		Islands Co.

Move Sales, Inc.	Move Sales, Inc.	Corporation	Delaware
dba Move
— Los Angeles / Ventura County
— Minnesota

Move Sales, Inc.
dba Rentnet
— Los Angeles County, CA

Move Sales, Inc.
dba Homestore.com
— Los Angeles County, CA

Move Sales, Inc.
dba Homestore Apartments and
Rentals
— Los Angeles County, CA

Moving.com, Inc.	None	Corporation	Delaware

Inmoclick Online S.A.	None	Spanish Company	Spain

National New Homes Co., Inc.	None	Corporation	Delaware

RealSelect, Inc.	RealSelect, Inc., dba	Corporation	Delaware
REALTOR.com® —
Los Angeles County, CA

The Enterprise of America, Ltd.	None	Corporation	Wisconsin

Homestore, Inc.	None	Corporation	Delaware

Threewide Corporation	None	Corporation	Delaware

Top Producer Systems	None	Nova Scotia,	Nova Scotia
Company		Canada ULL
corporation

Welcome Wagon	None	Corporation	New York
International Inc.